Exhibit 10.1

Certain personal information which would constitute an unwarranted invasion of personal privacy has been redacted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K and Instruction 5 to Item 1.01 of Form 8-K and Item 601(a)(6) of Regulation S-K. The Company hereby undertakes to supplementally furnish any redacted information to the SEC upon request.

MARKETING CONSULTANCY AGREEMENT

THIS AGREEMENT is made on the 24th October 2025 (“Agreement Date”)

Between

TREASURE GLOBAL INC (Registration No. 7908921), a company incorporated in Delaware and having its registered address 276 5Th Avenue, New York, NY 10001,USA (hereinafter referred to as the “Company”) of the one part.

And

PEPE CEMERLANG MARKETING (Registration No. 202503132894), a company incorporated under the laws of Malaysia and having its principal business address at No. 6 Jalan SB 20, Taman Sri Buntar, 28300 Triang, Pahang (hereinafter referred to as the “Consultant”) of the other part.

The Company and the Consultant are collectively known as the “Parties” and individually as the “Party”.

RECITALS:

(A)	The Consultant is an experienced consultant in the business of assisting public company(ies) in financial advisory, strategic business planning, investor and public relations services designed to make the investing public knowledgeable about the benefit of stock ownership in the Company (“the Services”).

(B)	The Consultant may, during the term of this Agreement which defined in Clause 1 present to the Company one or more plans of public or investor relations to utilise other business entities to achieve the Company’s goals of making the investing public knowledge about the benefit of stock ownership in the Company.

(C)	The Company recognise that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under the Securities Act of 1933 and/or the Securities and Exchange Act 1934, underwriting, banking, is not an insurance Company, nor does it offer services to the Company which may require such regulation under the federal or state securities laws.

(D)	The Company desire to engage the Consultant to provide its Services and the Consultant desire to provide such Services to the Company in accordance to the terms and conditioned set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	CONSULTANT DUTIES

1.1	The Consultant shall provide to the Company certain Services in the areas of the Investor Relations, Public Relation and Strategic Growth. In performance of these duties, the Company shall provide the Company with the benefit of its best judgment and efforts including engagement of services of any third party (if any) sponsored content provider on behalf of the Company as outlined in Appendix A. It is understood and acknowledge of the Parties that the valued of the Consultant’s Services is not measurable in any quantitative manner.

2.	TERM

2.1	Notwithstanding the Agreement Date and subject to Clause 2.2 below, this Agreement shall commence from date of this Agreement (“Effective Date”) and remain in force for a period twelve (12) months unless otherwise frustrated, rescinded and/or terminated in accordance to Clause 8 herein (“Term”) provided that the Parties shall be opened to commercial negotiations from time to time pertaining to the contents of this Agreement whereby should any such negotiation materialise, the Parties shall record such mutually agreed negotiations into written instrument which shall be supplemental to this Agreement.

2.2	Unless the Agreement is otherwise frustrated, rescinded and/or terminated in accordance to Clause 8, it is hereby agreed whereupon the expiration of the Term, the Company shall have the discretion to renew the Term for a subsequent fixed period of twelve (12) months (“Renewed Term”) provided that any such renewal under this provisions (if any) shall only be effective upon the Parties agreed in writing in which all the terms and conditions of this Agreement shall, unless otherwise agreed by the Parties in writing, subsist and applicable mutatis mutandis to the whole Renewed Term.

2.3	During the whole Term and/or Renewed Term (whichever applicable), the Parties shall undertake and perform their respective obligations as set forth in this Agreement and shall do such acts necessary to ensure the successful performance of this Agreement.

3.	FEES

3.1	In consideration of the performance of the Consultant of its obligations, and the provision of the Services pursuant to this Agreement, subject to the Company’s satisfaction of the Deliverable as stipulated in Clause 4 below, the Company shall pay to the Consultant a total sum of United States Dollar One Million (US $1,000,000.00) (“Service Fees”) and the payment of the Service Fee shall be payable in the following manner:

Milestone	Descriptions	Amount
1.	Upon execution of this Agreement	US$400,000.00
2.

Upon deliverable of:

1. ESG framework, 3-5 years roadmap, leadership content;

2. digital marketing (global investor email targeting) Bloomberg/yahoo finance/CNBC ads;

3. PR & Media;

4. Exclusive Investor & HNW Networking

US$200,000.00
3.

Upon deliverable of:

1. Exclusive Investor & Networking

2. Business Strategy and Partnership Advisory;

3. Capital Market & Fundraising including investor pool access, fundraising story crafting, deal introduction via roadshow

US$200,000.00
4.	Upon deliverable of: 1. Executive coaching and market intelligence	US$200,000.00

3.2	Subject always to the Consultant’s observance and performance of its obligation contained in Appendix A and subject to the Company’s satisfaction of the Deliverable as stipulated in Clause 4, the Service Fee shall be due and payable by the Company within fourteen (14) days from the date of the delivery invoice issued by the Consultant to the Company.

3.3	Save as otherwise provided by this Agreement, amounts payable by the Company under this Agreement shall be paid in accordance with this Agreement. The Service Fee should be deposited to:

Account Name	:	PEPE CEMERLANG MARKETING
Bank Name	:	Bank Rakyat
Account No.	:	[XXXXXXXXXX]

3.4	Applicable Taxes

(a)	For any imposition now or hereafter by the Government of Malaysia or the relevant authorities of the Sale and Service Tax (“the SST”) or any relevant taxes of similar nature pursuant to the taxation policy or legislation in force in Malaysia on any supplies and/or services made by the supplying Party under this Agreement, the Consultant shall be responsible and bear and pay the SST and all such taxes in accordance to the time, manner and mode under the latest law, regulation and/or guideline.

4.	DELIVERABLES

4.1	The Deliverables to be provided by the Consultant to the Company in connection to this Agreement shall include but not limited to the following:

Milestone	Description	Deliverables
1.	1. Brand & Positioning 2. Digital Marketing and Investor Outreach	➢ ESG framework, 3-5 years road, leadership content; ➢ digital marketing (global investor email targeting) Bloomberg/yahoo finance/CNBC ads; ➢ PR & Media; ➢ Exclusive Investor & HNW Networking
2.	1 Digital Marketing and Investor Outreach 2 Public Relations & Media Engagement 3 Exclusive Investor & High-Net-Worth Networking 4 Business Strategy & Partnership Advisory	➢ Exclusive Investor & Networking
➢ Business Strategy and Partnership Advisory;
➢ Capital Market & Fundraising including investor pool access, fundraising story crafting, deal introduction via roadshow

3.	1. Public Relations & Media Engagement 2. Exclusive Investor & High-Net-Worth Networking 3. Business Strategy & Partnership Advisory 4. Executive Coaching & Marketing Intelligence

➢ Business Strategy and Partnership Advisory;

➢ Capital Market & Fundraising including investor pool access, fundraising story crafting, deal introduction via roadshow

➢ Executive coaching and market intelligence

5.	COMPANY DUTIES

5.1	The Company agrees to the following:

(a)	the Company will disclose to the Consultant any and all information the Company deems pertinent and necessary to the Services to be performed hereunder; and

(b)	the information supplied by the Company to the Consultant will be from dependable and reliable sources and will be true and accurate in all material respect.

6.	RELATIONSHIP AMONG THE PARTIES

6.1	The Consultant is an independent contractor and neither the Consultant nor any of the employees, officers, directors, representatives, managers, principles, members, or agents (“the Consultant Affiliated Person”) is or shall hold itself out as an employee or officer of the Company or Company’s subsidiaries.

6.2	Nothing in this Agreement, shall create or be deemed to create an employment relationship between the Company and the Consultant, the Consultant or any other Consultant’s Affiliated Person on the one hand the Company or the subsidiary on the other hand nor shall anything herein be deemed to, or no aspect of this Agreement shall be interpreted as agency relationship or a partnership between the Company and the Consultant for any purpose whatsoever.

7.	SERVICES NOT EXCLUSIVE

7.1	The Company understands that the Consultant is currently providing certain advisory and business development services to other individual and entities and agrees that Consultant is not prevented or barred from rendering services of the same nature or similar nature to any other individual or entities and acknowledges that such Services may from time-to-time conflict with timing of and the rendering of the Consultant’s service.

7.2	In addition, nothing herein shall prevent the Company from providing for itself or obtaining from any third party, at any time during the Term of this Agreement or thereafter, the Service, or any type of service, direction or in any way analogous, similar, or comparable to the Service described herein.

8.	TERMINATION

8.1	Without prejudice to any other rights that the Parties may have under this Agreement or at law, either Party may terminate this Agreement immediately by notice in writing upon occurrence of any of the following events:

(a)	where a Party is in breach of this Agreement which is incapable of being remedied or where the breach is capable of being remedied and the breaching Party fails to remedy a breach of this Agreement of which it has received at least thirty (30) days prior written notice to remedy. Such breach includes but is not limited to where:

(i)	a Party materially breaches any of its obligations, warranties, representations or undertakings as set forth in the Agreement; or

(ii)	a Party unreasonably delays the performance of its obligation; or

(iii)	a Party’s action or inaction goes against the purpose and objective of this Agreement.

(b)	where the other Party:

(i)	becomes or threatens to become or is in jeopardy of becoming subject to any form of insolvency administration; or

(ii)	ceases or threatens to cease conducting its business, and in the case of the Consultant where it ceases to operate as a provide of the Services; or

(iii)	convenes any meeting or its creditors; or

(iv)	passes a resolution or suffers a petition for winding up; or

(v)	has a liquidator or receiver appointed over the whole or any part of its assets; or

(vi)	takes similar actions under laws of any jurisdiction from the general benefit of creditors of an insolvent or financially troubled subsidiary or parent company.

(c)	by mutual agreement of both Parties.

8.2	In addition, and without prejudice to any other provisions herein and this Agreement shall be terminated immediately without liability to either Party if:

(a)	such termination is necessitated by law or by any order or directive from any lawful, regulatory, governmental or statutory authority having jurisdiction over the matters herein; or

(b)	such aforementioned directive or regulation expressly prohibited either Party from performing its obligations under this Agreement.

9.	CONFIDENTIALITY

9.1	Parties acknowledge and agree that all Confidential Information disclosed by or on behalf of the Party disclosing such information (hereinafter referred to as the “Disclosing Party”) shall remain the property of the Disclosing Party. The Party which receives Confidential Information from the Disclosing Party shall be known as “Receiving Party”.

9.2	Tangible forms of Confidential Information shall not be copied, in whole or in part, without the prior written consent of the Disclosing Party, except for a reasonable number of copies necessary to carry out the transaction contemplated by or pursuant to this Agreement.

9.3	No license, whether express or implied, in the Confidential Information is granted by the Disclosing Party to the other to use the Confidential Information other than in the manner and to the extent authorized by this Agreement.

9.4	The Receiving Party warrants and undertakes not to sell, develop, or otherwise exploit any parts, products, services, documents, or information which embody in whole or in part any Confidential Information, except as contemplated by this Agreement.

9.5	The Parties hereby agree that no Party hereto shall, without the prior written approval of the other Party, disclose the other Party’s Confidential Information or any information, material or data which may be deemed to be confidential by both Parties from time to time, subject to any disclosure mandated by law or a court order.

9.6	Confidential Information in this Agreement shall mean: -

(a)	system, propriety information and trade secret [whether labelled as ‘Confidential’, ‘Private and Confidential’, ‘P&C’ or with any other similar phrases or words]; or

(b)	all of any other information labelled as ‘Confidential’, ‘Private and Confidential’, ‘P&C’ or with any other similar phrases or words in any and all mediums, whether oral, written or otherwise, including but not limited to, any data, manner of operations of business, standard operational procedures, ideas, techniques, designs, music, sound, photographic images, videography, graphics, computer software, coding, programs, marketing strategies, advertising plans, business analysis, any written or oral data, files, agreement, contract, memorandum, any negotiation record on any device, any information and forecasts, technology, know-hows, inventions, discoveries, designs, processes, formulations, models, equipment, arithmetic, algorithms, software programs, interfaces, documents, ideas, concepts, specifications, information concerning research and development work, trade and/or business secrets, current, planned or proposed products, marketing and/or business plans, forecasts, projections and analyses, financial statements, financial information, prices, customer information, site information and intellectual property; or

(c)	any other information provided to the Receiving Party from the Disclosing Party which the Receiving Party knows or ought to know is confidential.

(d)	Confidential Information does not include any information provided by the Disclosing Party to the Receiving Party which: (i) was known by the Receiving Party prior or subsequent to the time of disclosure to the Receiving Party and was not obtained, directly or indirectly, from the Disclosing Party or from a source that was bound by a duty of confidentiality with respect to such information; (ii) at the time of disclosure was or subsequently becomes generally available to the public through no wrongful or unauthorized act of the Receiving Party; (iii) is discovered or developed independently by the Receiving Party without use of the Confidential Information; or (iv) is approved in writing for release by the Disclosing Party, in each case, whether before or after the date of this Agreement.

9.7	On the expiry, frustration, termination, rescission and/or prior determination of this Agreement or at the request of the Disclosing Party at any time during the currency of the Agreement, the Receiving Party shall return such tangible forms of Confidential Information and destroy such intangible form of Confidential Information in accordance to the directions of the Disclosing Party.

9.8	This Clause 6 shall subsist expiry, frustration, termination, rescission and/or prior determination of this Agreement.

10	INDEMNIFICATION

10.1	Each Party hereby agrees and undertakes to indemnify and keep indemnified at all times the other Party and its employees, agents, officers and directors from and against all loss, damage or labilities incurred, suffered as a result or arising from any actions, proceedings, costs, claims, demands, liabilities and expenses whatsoever (including legal and other fees and disbursements) sustained, incurred or paid by the other Party directly or indirectly in respect of:

i.	any breach by the Party of any of the provisions of this Agreement, ancillary agreements or of any law, regulations, rules, order and/or Approval;

ii.	Any wilful, unlawful or negligent act or omission of any the Party, its directors, officers, employees and/or independent contractors;

iii.	Any other acts or omissions that give rise to claims by any third party against the Party.

11.	MISCELLANEOUS

11.1	Waiver: No right of the Parties under this Agreement shall be deemed to be waived except by notice in writing signed by the Party granting the waiver and the waiver of any right shall not prejudice the rights of that Party in respect of any subsequent breach of the Agreement.

11.2	Severability: Each provision of this Agreement is severable from the other. If at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect; the remaining provisions hereof shall in no way be affected or impaired thereby.

11.3	Variation: The Parties may vary any of the provisions of this Agreement subject to the written agreement of both Parties.

11.4	Assignment and sub-contracting: Other than as provided for in this Agreement, neither the rights nor the obligations of either Party under this Agreement may be assigned, transferred, sub-contracted, novated or otherwise disposed of, in whole or in part, without the prior written consent of the other Party except to any related corporation (as defined in Section 7 of Companies Act 2016 [Act 777]) agrees to assume the obligations hereunder.

11.5	Cumulative rights: The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

11.6	Costs: Each Party shall bear its own legal fees in relation to the negotiation, preparation and execution of this Agreement.

11.7	Governing Law and Arbitration: The Parties agree that this Agreement is governed by and construed in accordance to the laws of Malaysia. In the event of any and all disputes, controversies or conflict (“Dispute”) between the Parties hereto in connection with this Agreement, the Parties hereby agreed to resolve any of the Dispute first through consultation and negotiation in good faith based on the principle of mutual understanding and mutual benefits. If the consultation and negotiation does not resolve the Dispute within thirty (30) calendar days from the occurrence of the said Dispute, such Dispute shall be referred to and finally resolved by arbitration at Asian International Arbitration Centre (AIAC) in accordance with the Arbitration Rules of the AIAC for the time being in force and the proceeding shall be arbitrated by three (3) arbitrators and the arbitration shall be conducted in English language and the venue of arbitration shall be in Kuala Lumpur, Malaysia. Each Party shall have the right to appoint one (1) arbitrator each and the third (3rd) arbitrator shall be appointed by Director of the Asian International Arbitration Centre (Malaysia). The prevailing Party in the arbitration shall be entitled to claim reasonable legal fees and the arbitration fees from the non-prevailing Party. The award of the arbitration shall be final and binding on all Parties.

11.8	Entire Agreement: This Agreement together with the Schedules and Appendices annexed herein contains the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior written or oral agreement between the Parties relating thereto.

11.9	Counterparts: This Agreement may be executed by facsimile, pdf, digital signature electronic signature and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

***THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK***

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

THE COMPANY Executed for and on behalf of the TREASURE GLOBAL INCORPORATION (Delawarean Secretary of State File No. 7908921) in the presence of:	/s/ Carlson Thow
Name: CARLSON THOW
Position: Chief Executive Officer

Witness by
Name:
Malaysian NRIC No.:

THE CONSULTANT Executed for and on behalf of the PEPE CEMERLANG MARKETING (Registration No. 202503132894) in the presence of:	/s/ Cham Yon Fong
Name: CHAM YON FONG

Witness by
Name:
Identification No.:

APPENDIX A

(to be taken, read and construed as an essential part of this Agreement)

Proposal and Packages

Category	Platinum+ – $400k+
Focus	Global IR + HNW networking + Strategy Advisory
Branding & Positioning	ESG + thought leadership + roadmap
Digital Marketing	Global campaigns + Bloomberg/CNBC ads
PR & Media	20 releases + Tier 1 media (Bloomberg, FT)
Offline Events	3 roadshows + investor dinners + Capital Market Day
Content Creation	2 films + annual & sustainability reports
Business Strategy	Quarterly strategy sessions + business roadmap
HNW Networking	Investor dinners + private roundtables
Fundraising Support	Investor pool + deal introductions
Executive Coaching	CEO/CFO coaching + branding
Market Intelligence	Monthly reports + benchmarking

***THE REMAINDER OF THIS PAGE IS INTERNAITONALLY LEFT BLANK***